EXHIBIT 23-a




                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Registration Statement No. 333-01655 on Form S-3 for the registration of $4,000,000,000 of debt securities and warrants to purchase debt securities, preferred stock and depositary shares and in the related Prospectus of Morgan Stanley Group Inc. for $4,286,270,654 of the same securities and to the incorporation by reference therein of our report, dated January 4, 1996, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. incorporated by reference and included in its Annual Report on Form 10-K for the fiscal period ended November 30, 1995, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP


New York, New York
April 26, 1996